Exhibit 99.1

SCIENTIFIC GAMES REPORTS FOURTH QUARTER
AND 2004 FINANCIAL RESULTS

NEW YORK, FEBRUARY 23, 2005, SCIENTIFIC GAMES CORPORATION (NASDAQ: SGMS) announced financial results for the fourth quarter and year ended December 31, 2004.  Revenues in the fourth quarter of 2004 were $182.6 million compared to $176.8 million in the fourth quarter of 2003.  Net income was $4.4 million or $0.05 per diluted share in the fourth quarter of 2004 compared to net income before non-cash preferred stock dividend of $15.0 million or $0.17 per diluted share in the fourth quarter of 2003.  In the fourth quarter of 2003, the non-cash preferred stock dividend was $2.0 million.

EBITDA (earnings before interest, taxes, depreciation and amortization – please see reconciliation below) for the fourth quarter of 2004 was $51.2 million compared to $47.2 million in the comparable period of 2003.

During 2004, revenues increased to $725.5 million from $560.9 million in 2003, an increase of 29%.  Net income before preferred stock dividend was $65.7 million in 2004 or $0.72 per diluted share compared to net income before non-cash preferred stock dividend of $52.1 million or $0.59 per diluted share in 2003.  The preferred stock dividend was $7.7 million in 2003 and $4.7 million for 2004.  The preferred stock dividend was eliminated when the holders converted the preferred stock into common stock in August 2004.

EBITDA was $209.0 million in 2004, an increase of 33% from $157.0 million in 2003.

The Company benefited from strong instant lottery ticket sales, the acquisition of IGT OnLine Entertainment (OES) and the launching of the new online lottery in North Dakota and the new instant ticket lottery in Tennessee throughout 2004 as well the fourth quarter of 2004.  These results were partially offset by a $16.9 million charge in connection with its December 2004 debt refinancing and the repayment of most of its previously outstanding subordinated debt; a $6.1 million charge for its share of startup costs for the Italian joint venture that began selling instant tickets in June 2004; and approximately $3.1 million of non-recurring charges in the pari-mutuel segment largely as a result of adjustments identified during completion of its Sarbanes-Oxley review.  Net income for the fourth quarter of 2004 before these unusual items would have been $22.5 million for the fourth quarter of 2004 or $0.25 per diluted share, and $83.8 million or $0.92 per diluted share for the year.

Lorne Weil, Chairman and CEO, commented, “In many respects, the fourth quarter was a very exciting one for our company.  We concluded a debt refinancing that enabled us to virtually eliminate our 12 ½% senior subordinated notes; converted most of our floating rate debt into fixed rate instruments; and increased our credit facilities by $300 million.  The result of this balance sheet restructuring is approximately $10 million less in interest expense for 2005 and the addition of substantial resources to grow the company far into the future.”

“Instant ticket revenues continued to be extraordinarily strong in the quarter, especially among our cooperative services customers,” Mr. Weil continued.  “We won a new instant lottery contract for the Louisiana Lottery, the extension of our Iowa online lottery contract, as well as a new video lottery monitoring and control agreement for Maine – together representing at least $22.3 million in revenues over the next few years.”

“In fact, the whole of 2004 was a very successful year for us as we won the $67 million Loteria Electronica online lottery award in Puerto Rico; extended all five of the US online lottery contracts that were eligible for extension; added three new instant lottery ticket customers, bringing us to 26 US customers for whom we are the primary supplier; extended our cooperative services contract with the Pennsylvania Lottery; and won the two new video lottery monitoring contracts in New Mexico and Maine.  In Germany we closed on the acquisition of the instant ticket provider, Printpool Honsel, launched our third Internet-based wagering game, and just signed an agreement to provide Oddset wagering services for Sports Toto in Korea.”

 “Although pari-mutuel and venue management revenues have declined from last year, management is in the process of improving the operations of those divisions by negotiating new agreements and pursuing new venues.  During 2004, we added four new tote services customers for total of $3.8 million in revenues over the terms of their respective contracts.  Scientific Games Racing also won several contract extensions securing over $9 million in revenues over the extension periods.  Our simulcasting division has signed six new customers and extended several contracts, representing $8.5 million in revenues.  New management at Autotote Enterprises has signed two new racebook agreements, one with Isle of Capri for its Our Lucaya casino in the Bahamas and the other with TRAXCO, Inc. for the racetrack and off-track betting locations on St. Croix.  In addition, to attract more account wagering in Connecticut, our cable television horseracing show is currently broadcast into a total of 700,000 cable subscribers’ homes.”

Outlook

“In 2005 all indications are that instant lottery ticket sales will continue to be robust both at home and abroad,” Mr. Weil continued.  “Higher price point games, licensed brand tickets and new instant ticket play styles all drive sales and we believe these products will continue to be popular.  Our new, networked vending solutions are also encouraging customers to expand their distribution of lottery products.”

“Our focus on expanding our international presence has yielded tangible results.  In Italy instant ticket sales have already reached the $1.4 billion annualized retail sales level.  The acquisition of Printpool Honsel, completed in December, should enable us to help German lotteries realize substantial increases in their sales over the next few years.  We also just launched our third Internet-based gaming system in Germany bringing to eight the number of Germany lotteries for which we provide maintenance and support.  These gaming systems offer lottery games, sports wagering and instant games through the Internet.”

“In recent years, online lottery sales growth has been tied to the large jackpots typical of the multi-state games like Powerball® and MegaMillions®.  In 2004 Scientific Games introduced a new online game in Pennsylvania called Match 6™ which was extremely successful.  Now Delaware is about to launch its own version.  Match 6™ is the first in a full line of new online lottery games the company plans to roll out over the next several years.”

Mr. Weil said, “As many of you know, we announced an important strategic alliance with International Game Technology (IGT) in mid-January.  As we submit bids to provide our AEGIS®-Video central monitoring and control systems for government-sponsored gaming networks, we will now be including features offered by IGT’s Advantage® System such as loyalty management programs, accounting and E-Z Pay systems.  We believe this will be a unique and successful combination of features.”

Sarbanes-Oxley

In connection with the preparation of the Company’s consolidated financial statements for the year ended December 31, 2004, the Company determined that it had an internal control deficiency that constitutes a “material weakness” as defined by the Public Company Accounting Oversight Board’s Accounting Standard No. 2.  The Company has concluded that it had insufficient personnel resources and technical accounting expertise within the accounting function to resolve non-routine or complex accounting matters.

As a result, management will be unable to conclude that the Company’s internal controls over financial reporting are effective as of December 31, 2004.  Therefore Deloitte & Touche LLP will issue an adverse opinion with respect to the Company’s internal controls over financial reporting.  The Company is in the process of remediating this material weakness.

Over the past year, Scientific Games has devoted significant resources to assess and strengthen its internal controls in the context of the Sarbanes-Oxley Section 404 review. The indicated weakness concerns unusual accounting transactions and does not affect the Company’s financial strength or business prospects.

About Scientific Games

Scientific Games Corporation is the leading integrated supplier of instant tickets, systems and services to lotteries, and the leading supplier of wagering systems and services to pari-mutuel operators.  It is also a licensed pari-mutuel gaming operator in Connecticut and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies.  Scientific Games’ customers are in the United States and more than 60 other countries.  For more information about Scientific Games, please visit our web site at www.scientificgames.com.

Forward-Looking Statements

In this press release we make “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate,” or the negatives thereof, variations thereon or similar terminology.

These forward-looking statements generally relate to plans and objectives for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that the plans and objectives reflected in or suggested by such forward-looking statements are reasonable, such plans or objectives may not be achieved.

Actual results may differ from projected results due, but not limited, to unforeseen developments, including developments relating to the following:

•                  economic, competitive, demographic, business and other conditions in our local and regional markets;

•                  changes or developments in the laws, regulations or taxes in the gaming and lottery industries;

•                  actions taken or omitted to be taken by third parties, including customers, suppliers, competitors, members and shareholders, as well as legislative, regulatory, judicial and other governmental authorities;

•                  changes in business strategy, capital improvements, development plans, including those due to environmental remediation concerns, or changes in personnel or their compensation, including federal, state and local minimum wage requirements;

•                  the availability and adequacy of our cash flow to satisfy our obligations, including our debt service obligations and our need for additional funds required to support capital improvements, development and acquisitions;

•                  an inability to renew or early termination of our contracts;

•                  an inability to engage in future acquisitions;

•                  the loss of any license or permit, including the failure to obtain an unconditional renewal of a required gaming license on a timely basis; and

•                  resolution of any pending or future litigation in a manner adverse to us.

Actual future results may be materially different from what we expect.  We will not update forward-looking statements even though our situation may change in the future.

EBITDA Disclosure

EBITDA is included in this press release as it is a basis upon which we assess our financial performance, and it provides useful information regarding our ability to service our debt.  In addition, EBITDA is useful to investors in evaluating our financial performance because it is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance and leverage.  EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of our profitability or liquidity.  EBITDA as defined in this press release may differ from similarly titled measures presented by other companies.

Company Contact:	Lisa D. Lettieri
Scientific Games Corporation
212-754-2233

(TABLES FOLLOW)

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months and Twelve Months Ended December 31, 2003 and 2004

(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2004	2003	2004
Operating revenues:
Services	$126,817	149,145	452,564	590,984
Sales	49,964	33,464	108,347	134,511
	176,781	182,609	560,911	725,495
Operating expenses (exclusive of depreciation and Amortization shown below):
Services	70,042	81,421	247,730	318,989
Sales	35,915	22,370	76,082	92,231
Amortization of service contract software	1,376	2,215	5,312	5,799
	107,333	106,006	329,124	417,019
Total gross profit	69,448	76,603	231,787	308,476
Selling, general and administrative expenses	23,622	27,654	80,074	105,274
Depreciation and amortization	12,879	13,384	42,373	55,478
Operating income	32,947	35,565	109,340	147,724
Other deductions (income):
Interest expense	7,822	8,063	26,397	30,952
Debt restructuring charge	—	16,868	—	16,868
Equity in loss of joint venture	—	6,060	—	6,060
Other (income) expense	1,708	(659)	1,477	(748)
	9,530	30,332	27,874	53,132
Income before income tax expense	23,417	5,233	81,466	94,592
Income tax expense	8,398	881	29,319	28,850
Net income	15,019	4,352	52,147	65,742
Convertible preferred stock dividend	1,977	—	7,661	4,721
Net income available to common stockholders	$13,042	4,352	44,486	61,021

Basic and diluted net income per share:
Basic net income available to common stockholders	$0.21	0.05	0.74	0.84
Diluted net income available to common stockholders	$0.17	0.05	0.59	0.72
Weighted average number of shares used in per share calculations:
Basic shares	60,756	88,071	60,010	73,014
Diluted shares	90,914	91,463	88,143	90,710

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

December 31, 2003 and December 31, 2004

(Unaudited, in thousands)

	December 31, 2003	December 31, 2004

Assets:
Cash and cash equivalents	$79,373	118,645
Other current assets	157,992	175,236
Property and equipment, net	228,730	271,426
Long-term assets	496,894	526,715
Total assets	$962,989	1,092,022

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$6,327	3,041
Other current liabilities	152,096	137,970
Long-term debt, excluding current portion	525,836	607,837
Other long-term liabilities	41,578	42,611
Stockholders’ equity	237,152	300,563
Total liabilities and stockholders’ equity:	$962,989	1,092,022

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Three Months Ended December 31, 2003 and 2004

(Unaudited, in thousands)

	Three Months Ended December 31, 2003
	Lottery Group	Pari-Mutuel Group	Venue Management Group	Telecom- munications Group	Totals

Service revenues	$91,748	19,753	15,316	—	126,817
Sales revenues	34,621	1,118	—	14,225	49,964
Total revenues	126,369	20,871	15,316	14,225	176,781
Cost of service	49,499	9,750	10,793	—	70,042
Cost of sales	26,153	302	—	9,460	35,915
Amortization of service contract software	794	582	—	—	1,376
Total operating expenses	76,446	10,634	10,793	9,460	107,333
Gross profit	49,923	10,237	4,523	4,765	69,448
Selling, general and administrative expenses	14,068	2,474	777	1,297	18,616
Depreciation and amortization	8,143	3,380	483	707	12,713
Segment operating income	$27,712	4,383	3,263	2,761	38,119
Unallocated corporate expense					5,172
Consolidated operating income					$32,947

	Three Months Ended December 31, 2004
	Lottery Group	Pari-Mutuel Group	Venue Management Group	Telecom- munications Group	Totals

Service revenues	$117,545	17,451	14,149	—	149,145
Sales revenues	8,102	1,292	—	24,070	33,464
Total revenues	125,647	18,743	14,149	24,070	182,609
Cost of service	58,462	12,456	10,503	—	81,421
Cost of sales	4,732	695	—	16,943	22,370
Amortization of service contract software	826	1,389	—	—	2,215
Total operating expenses	64,020	14,540	10,503	16,943	106,006
Gross profit	61,627	4,203	3,646	7,127	76,603
Selling, general and administrative expenses	13,187	3,694	1,112	1,907	19,900
Depreciation and amortization	7,723	2,215	430	958	11,326
Segment operating income	$40,717	(1,706)	2,104	4,262	45,377
Unallocated corporate expense					9,812
Consolidated operating income					$35,565

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Twelve Months Ended December 31, 2003 and 2004

(Unaudited, in thousands)

	Twelve Months Ended December 31, 2003
	Lottery Group	Pari-Mutuel Group	Venue Management Group	Telecom- munications Group	Totals

Service revenues	$307,820	80,798	63,946	—	452,564
Sales revenues	54,685	5,399	—	48,263	108,347
Total revenues	362,505	86,197	63,946	48,263	560,911
Cost of service	159,447	43,476	44,807	—	247,730
Cost of sales	40,884	2,790	—	32,408	76,082
Amortization of service contract software	2,947	2,365	—	—	5,312
Total operating expenses	203,278	48,631	44,807	32,408	329,124
Gross profit	159,227	37,566	19,139	15,855	231,787
Selling, general and administrative expenses	40,538	11,208	3,403	4,998	60,147
Depreciation and amortization	25,319	11,718	2,001	2,630	41,668
Segment operating income	$93,370	14,640	13,735	8,227	129,972
Unallocated corporate expense					20,632
Consolidated operating income					$109,340

	Twelve Months Ended December 31, 2004
	Lottery Group	Pari-Mutuel Group	Venue Management Group	Telecom- munications Group	Totals

Service revenues	$451,056	78,397	61,531	—	590,984
Sales revenues	62,506	4,140	—	67,865	134,511
Total revenues	513,562	82,537	61,531	67,865	725,495
Cost of service	229,502	44,780	44,707	—	318,989
Cost of sales	40,041	2,381	—	49,809	92,231
Amortization of service contract software	3,338	2,461	—	—	5,799
Total operating expenses	272,881	49,622	44,707	49,809	417,019
Gross profit	240,681	32,915	16,824	18,056	308,476
Selling, general and administrative expenses	58,630	9,495	4,084	6,313	78,522
Depreciation and amortization	36,721	10,808	1,951	3,305	52,785
Segment operating income	$145,330	12,612	10,789	8,438	177,169
Unallocated corporate expense					29,445
Consolidated operating income					$147,724

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME BEFORE PREFERRED

STOCK DIVIDEND TO EBITDA

(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2004	2003	2004

Net income before preferred stock dividend	$15,019	4,352	52,147	65,742
Add: Income tax expense	8,398	881	29,319	28,850
Add: Depreciation and amortization expense	14,255	15,599	47,685	61,277
Add: Interest expense	7,822	8,063	26,397	30,952
Add: Other (income) expense	1,708	22,269	1,477	22,180
EBITDA	$47,202	51,164	157,025	209,001

EBITDA, as included herein, represents operating income plus depreciation and amortization expenses.  EBITDA is included in this document as it is a basis upon which we assess our financial performance, and it provides useful information regarding our ability to service our debt.  EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of our profitability or liquidity.  EBITDA as defined in this document may differ from similarly titled measures presented by other companies.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CALCULATION OF PRO FORMA NET INCOME BEFORE PREFERRED

STOCK DIVIDENDS

(Unaudited, in thousands)

	Three Months Ended December 31, 2004	Twelve Months Ended December 31, 2004

Income before income tax expense	$5,233	94,592

Add: Debt restructuring charges	16,868	16,868
Add: Losses on Italian Joint Venture	6,060	6,060
Add: Pari-Mutuel Group non-recurring charges	3,091	3,091
Pro forma income before income tax expense	31,252	120,611
Income tax expense	8,741	36,787
Pro forma net income before preferred stock dividends	$22,511	83,824

Diluted net income per share	$0.25	0.92

Weight average number of shares used in per share calculation:	91,463	90,710